PRESS RELEASE

L.B. Foster Company

415 Holiday Drive, Pittsburgh, PA 15220

Contact: David J. Russo

Phone: (412) 928-3417

FAX: (412) 928-7891

Email: investors@LBFosterCo.com

FOR IMMEDIATE RELEASE

L.B. FOSTER REPORTS THIRD QUARTER

OPERATING RESULTS

PITTSBURGH, PA, October 23, 2009 – L.B. Foster Company (NASDAQ: FSTR), a leading manufacturer, fabricator, and distributor of products and services for rail, construction, energy and utility markets, today reported that third quarter 2009 net sales decreased 36.5% to $92.4 million compared to $145.6 million in the prior year quarter.  Gross profit margin was 19.2%, an increase of 360 basis points from the prior year quarter primarily as a result of a favorable LIFO credit partially offset by negative variances caused by reductions in inventory values, increased unfavorable manufacturing variances and increased charges for slow moving and obsolete inventory.

2009 Third Quarter Results
In the third quarter of 2009, L.B. Foster had net income of $6.1 million or $0.60 per diluted share compared to net income of $8.1 million or $0.76 per diluted share in the third quarter of 2008.

Included in third quarter 2009 results was a pretax gain on the sale of marketable securities of $1.2 million ($0.07 per diluted share), $1.0 million of charges ($0.06 per diluted share) related to slow moving inventory and a $0.2 million charge ($0.01 per diluted share) related to a reduction in salaried workforce.

Selling and administrative expenses decreased $1.0 million or 10.2% from last year’s quarter due primarily to lower incentive compensation expense as well as decreased bad debt and travel and entertainment expenses.  Third quarter interest expense was $0.3 million, a 34.4% decrease from the prior year quarter due principally to decreased borrowings and, to a lesser extent, lower interest rates.  The Company’s income tax rate was 37.6% in the third quarter compared to 35.9% in the prior year quarter.

“All of our segments posted significant declines in net sales for the third quarter.  Tubular sales were down 69.1%, Rail sales declined 37.2% and Construction Products sales declined by 31.1%.  While we have won several significant orders this quarter, business activity is inconsistent in our Rail and Construction businesses and weak in our Tubular divisions.  Our sales force has done a good job finding and winning available business in a very competitive environment.  Our manufacturing and yard operations continue to seek and implement cost reduction opportunities, but certain facilities cannot cover their fixed costs at these low volumes.  Accordingly, we had further reductions in plant personnel and we implemented a reduction in our salaried workforce as well,” stated Stan Hasselbusch, President and Chief Executive Officer.

Mr. Hasselbusch also commented, “Bookings for the quarter were $107.5 million compared to $115.8 million last year, a 7.2% decline while year-to-date bookings were down 23.4%.  Backlog was $155.5 million, an increase of 10.7% over June 2009, but 13.0% lower than last year, an indication of continued weakness.”

Mr. Hasselbusch added, “We continue to see opportunities generated from the Federal stimulus legislation primarily in our transit and precast concrete building businesses and expect further increases in activity as funding progresses, but this activity will not compensate for the shortfalls created by the current economic downturn.”

2009 Nine Month Results
For the nine months ended September 30, 2009, L.B. Foster reported net income of $11.8 million or $1.15 per diluted share compared to net income of $22.1 million or $2.01 per diluted share in 2008.  In addition to the 2009 third quarter adjustments described above, we also recorded warranty charges of $2.7 million ($0.17 per diluted share) and $2.6 million ($0.16 per diluted share) of unfavorable gross profit adjustments including a sales reversal and inventory write-downs related to our concrete tie business during the first half of 2009.  The 2008 results included a pretax gain related to additional proceeds from the October 2007 sale of the Company’s investment in the DM&E Railroad of $2.0 million, as well as a $1.5 million pretax gain on the sale and lease-back of our threaded products facility in Houston, Texas.  Excluding the current and prior year gains noted above, 2009 earnings per diluted share was $1.08 compared to $1.82 last year.

Net sales for the first nine months of 2009 decreased 23.0% to $283.9 million compared to $368.8 million in 2008.  Gross profit margin was 15.6%, down 70 basis points from 2008, primarily as a result of (i) decreased billing margins including negative variances related to declining inventory values; (ii) the previously mentioned $5.3 million of concrete tie adjustments; (iii) increased unfavorable manufacturing variances of $3.5 million and (iv) increased unfavorable slow moving inventory reserves of $0.9 million, partially offset by a favorable change in LIFO adjustments of $14.5 million.

Selling and administrative expenses decreased $2.7 million or 9.2% from the prior year due primarily to lower incentive compensation expense as well as decreased travel and entertainment and bad debt expenses.  Interest expense decreased $0.6 million from the prior year due to decreased borrowings and lower interest rates.  The Company’s income tax rate was 37.5% compared to 36.4% in the prior year.

Cash generated from operations was approximately $7.2 million for the third quarter and $18.0 million for the first nine months of 2009.  Capital expenditures were $2.5 million for the third quarter 2009 compared to $0.9 million in the prior year quarter.  The increase is due to the purchase of land and preliminary construction of a building related to a joint venture we entered into with Lally Pipe and Tube that will manufacture, market and sell various products in the utility and construction markets.  “We continue to anticipate that in 2009, we will generate positive cash flow in excess of our capital expenditures, debt service and share repurchases.

As we navigate through the fourth quarter and into 2010, we expect to continue to be challenged by a difficult business environment and will continue to implement measures to control costs, focus on ways to maximize free cash flow, improve our operational processes and continue to look for opportunities to leverage our strong balance sheet, all with the goal of maintaining sales and minimizing profit erosion,” noted Mr. Hasselbusch as he concluded, “We continue to have strong liquidity and access to credit and we continue to look for value through synergistic and accretive acquisitions.”

L.B. Foster Company will conduct a conference call and webcast to discuss its third quarter 2009 operating results and general market activity and business conditions on Friday, October 23, 2009 at 11:00am ET.  The call will be hosted by Mr. Stan Hasselbusch, President and Chief Executive Officer.  Listen via audio on the L.B. Foster web site: www.lbfoster.com, by accessing the Investor Relations page

The Company wishes to caution readers that various factors could cause the actual results of the Company to differ materially from those indicated by forward-looking statements in news releases, and other communications, including oral statements, such as references to future profitability, made from time to time by representatives of the Company. Specific risks and uncertainties that could affect the Company’s profitability include, but are not limited to, general economic conditions, sudden and/or sharp declines in steel prices, adequate funding for infrastructure projects, production delays or problems encountered at our manufacturing facilities, additional concrete tie defects and the availability of existing and new piling and rail products.  There are also no assurances that the Canadian Pacific Railway will proceed with the Powder River Basin project and trigger any contingent payments to L.B. Foster related to the Company’s sale of its investment in the DM&E.  Matters discussed in such communications are forward-looking statements that involve risks and uncertainties. Sentences containing words such as “anticipates,” “expects,” or “will,” generally should be considered forward-looking statements.  More detailed information on these and additional factors which could affect the Company’s operating and financial results are described in the Company’s Forms 10-K, 10-Q and other reports, filed or to be filed with the Securities and Exchange Commission.  The Company urges all interested parties to read these reports to gain a better understanding of the many business and other risks that the Company faces.  The forward-looking statements contained in this press release are made only as of the date hereof, and the Company undertakes no obligation to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise.

CONDENSED STATEMENTS OF CONSOLIDATED INCOME
L.B. FOSTER COMPANY AND SUBSIDIARIES
(In Thousands, Except Per Share Amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
	(Unaudited)		(Unaudited)

NET SALES	$92,413	$145,550	$283,928	$368,824

COSTS AND EXPENSES:
Cost of goods sold	74,655	122,843	239,656	308,611
Selling and administrative expenses	9,068	10,092	26,707	29,417
Interest expense	328	500	989	1,543
Gain on sale of DM&E investment	-	-	-	(2,022)
Gain on sale of Houston, TX property	-	-	-	(1,486)
Interest income	(169)	(617)	(676)	(2,018)
Other (income) / expense	(1,310)	48	(1,639)	64
	82,572	132,866	265,037	334,109

INCOME BEFORE INCOME TAXES	9,841	12,684	18,891	34,715

INCOME TAX EXPENSE	3,697	4,558	7,076	12,626

NET INCOME	$6,144	$8,126	$11,815	$22,089

BASIC EARNINGS PER COMMON SHARE	$0.60	$0.77	$1.16	$2.04

DILUTED EARNINGS PER COMMON SHARE	$0.60	$0.76	$1.15	$2.01

AVERAGE NUMBER OF COMMON SHARES
OUTSTANDING - BASIC	10,160	10,561	10,170	10,812

AVERAGE NUMBER OF COMMON SHARES
OUTSTANDING - DILUTED	10,292	10,695	10,315	10,963

L.B. Foster Company and Subsidiaries
Consolidated Balance Sheets
(In thousands)

	September 30,	December 31,
	2009	2008
ASSETS	(Unaudited)
CURRENT ASSETS:
Cash and cash items	$122,018	$115,074
Accounts and notes receivable:
Trade	51,450	63,271
Other	318	1,042
Inventories	96,986	102,916
Current deferred tax assets	2,911	2,931
Prepaid income tax	247	-
Other current assets	1,422	1,221
Total Current Assets	275,352	286,455
OTHER ASSETS:
Property, plant & equipment-net	38,328	39,989
Goodwill	350	350
Other intangibles - net	28	37
Deferred tax assets	2,032	2,026
Investments	2,985	2,856
Other non-current assets	367	407
Total Other Assets	44,090	45,665

	$319,442	$332,120

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Current maturities on long-term debt	$5,360	$5,777
Accounts payable-trade and other	47,972	62,612
Accrued payroll and employee benefits	5,612	8,000
Other accrued liabilities	7,085	7,802
Total Current Liabilities	66,029	84,191

LONG-TERM DEBT, TERM LOAN	11,190	13,333
OTHER LONG-TERM DEBT	5,463	8,401
DEFERRED TAX LIABILITIES	1,963	2,046
OTHER LONG-TERM LIABILITIES	6,454	6,587

STOCKHOLDERS' EQUITY:
Class A Common stock	111	111
Paid-in capital	47,744	47,585
Retained earnings	208,875	197,060
Treasury stock	(27,574)	(26,482)
Accumulated other comprehensive loss	(813)	(712)
Total Stockholders' Equity	228,343	217,562

	$319,442	$332,120